Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 15, 2010, relating to the financial statements and financial highlights which appears in the February 28, 2010 Annual Report to Shareholders of Schwab Global Real Estate Fund (one of the portfolios constituting Schwab Investments), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
San Francisco, California
June 22, 2010